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Baxter International Inc. and Subsidiaries

         Exhibit 12 - Computation of Ratio of Earnings to Fixed Charges
                    (unaudited - in millions, except ratios)

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
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Years ended December 31,                                          1998        1997        1996        1995        1994
                                                                   (B)         (B)                     (B)
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
Income from continuing operations
         before income taxes                                      $ 492       $ 570       $ 693       $ 455       $ 528
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Fixed charges
         Interest costs                                             152         166          98          82          82
         Estimated interest in rentals (A)                           26          26          24          26          28
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Fixed charges as defined                                            178         192         122         108         110
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Adjustments to income
         Interest costs capitalized                                  (4)         (6)         (2)         (2)         (1)
         Losses of less than majority owned
            affiliates, net of dividends                              0           0           8          10          18
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         Income as adjusted                                       $ 666       $ 756       $ 821       $ 571       $ 655
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Ratio of earnings to fixed charges                                 3.74        3.94        6.73        5.29        5.95
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
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Nine months ended September 30,                                                                                           1999
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
Income before income taxes and cumulative
         effect of accounting change                                                                                       $ 739
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Fixed charges
         Interest costs                                                                                                       85
         Estimated interest in rentals (A)                                                                                    20
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Fixed charges as defined                                                                                                     105
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Adjustments to income
         Interest costs capitalized                                                                                           (7)
         Losses of less than majority owned
            affiliates, net of dividends                                                                                      (1)
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         Income as adjusted                                                                                                $ 836
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Ratio of earnings to fixed charges                                                                                          7.96
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(A)  Represents the estimated interest portion of rents.

(B) Excluding the following significant unusual charges, the ratio of earnings to fixed charges was 6.08, 5.08, and 7.13 in 1998, 1997 and 1995, respectively.

     1998: $116 million in-process research and development charge, $178 million net litigation charge, $122 million exit and reorganization cost charge.
     1997:  $220 million in-process research and development charge.
     1995: $96 million net litigation charge and $103 million exit and other reorganization costs charge.